                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 0-28443
                                               --------
                            CUSIP Number: 23283B204
                                         ----------

                           NOTIFICATION OF LATE FILING


(Check One):
[_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q  [_] Form N-SAR

         For Period Ended: September 30, 2003

         [_] Transition Report on Form 10-K
         [_] Transition Report on Form 20-F
         [_] Transition Report on Form 11-K
         [_] Transition Report on Form 10-Q
         [_] Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

             Read Instruction (on back page) Before Preparing Form.
         Please Print or Type Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

-------------------------------------------------------------------------------

PART I--REGISTRANT INFORMATION

Cytomedix, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

-------------------------------------------------------------------------------
Former Name if Applicable

1523 South Bowman Rd., Suite A
-------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Little Rock, Arkansas  72211
-------------------------------------------------------------------------------
City, State and Zip Code


PART II--RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X]      (b)      The subject  annual  report,  semi-annual  report,  transition report on Form  10-K,  Form  20-F,  Form 11-K or Form N-SAR or
                  Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Cytomedix, Inc. (the "Company") is unable to timely file its Quarterly Report on Form 10-QSB for the period ended September 30, 2003 (the "Form 10-QSB"), although the Company will file the Form 10-QSB within the fifth calendar day time limit prescribed under Rule 12b-25 under the Securities Exchange Act of 1934, as amended. The Company is unable to timely file the Form 10-QSB due to a delay in receiving from third parties information necessary to ensure the adequacy and accuracy of the Form 10-QSB.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Kent T. Smith                    (501)                   219-2111
---------------------------------   -------------    --------------------------
         (Name)                      (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [] No



-------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes [x] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


-------------------------------------------------------------------------------


                                 Cytomedix, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 17, 2003                  By:    /s/Kent T. Smith
      ------------------                 --------------------------------------
                                         Kent T. Smith, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).